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Exhibit 10.2

Agreement

        This Agreement is made as of the ninetheenth day of September, 2002, between Qwest Communications Corporation, including its controlled affiliates (collectively, "QCC") and McLeodUSA Telecommunications Services, Inc., including McLeodUSA Incorporated and its controlled affiliates listed on Schedule I attached hereto (collectively "McLeod").

        R E C I T A L S

        A.    On October 2, 2000, QCC and McLeod entered into that certain Purchase Agreement, pursuant to which QCC committed to make certain dollar amounts of purchases from McLeod through December 31, 2003 (including, without limitation, any actual or alleged supplement thereto or modification or amendment thereof, the "Qwest PA").

        B.    It has been contended, and Qwest has denied, that the Qwest PA has been amended, modified or supplemented pursuant to one or more oral agreements, understandings or assumptions.

        C.    On October 2, 2000, QCC and McLeod entered into that certain Purchase Agreement, pursuant to which McLeod committed to make certain dollar amounts of purchases from QCC through December 31, 2003 (including, without limitation, any actual or alleged supplement thereto or modification or amendment thereof, the "McLeod PA").

        D.    Certain disputes arose between QCC and McLeod under the Qwest PA.

        E.    On December 31, 2001, QCC and McLeod entered into that certain Confidential Billing Settlement Agreement resolving the disputes under the Qwest PA ("SA").

        F.    Certain disputes have arisen during 2002, between QCC and McLeod under the Qwest PA, the McLeod PA and the SA.

        G.    Certain disputes have arisen since December 31, 2001, between QCC and McLeod in connection with billings from McLeod to QCC for switched access, private line and billing services (collectively "Billing Disputes").

        H.    QCC and McLeod desire to settle disputes and claims that exist between them, including without limitation, claims and disputes arising under or with respect to the Qwest PA, the McLeod PA (including, without limitation, any claim that either the QCC PA or the McLeod PA was amended, supplemented or modified by one or more alleged oral agreements, understandings or assumptions), and the SA, as set forth herein.

A G R E E M E N T

        1.    Within four (4) business days of the execution of this Agreement, QCC shall pay to McLeod by wire transfer the sum of Twenty Four Million Nine Hundred Sixty-Five Thousand and No/100 ($24,965,000.00).

        2.    Upon execution of this Agreement:

          (a)  The Qwest PA shall terminate and be of no further force and effect and all obligations and rights of QCC and McLeod, and each of them, under the Qwest PA are terminated.

          (b)  QCC acknowledges and agrees that as of the date of this Agreement the purchases by McLeod have met or exceeded the requirements of the McLeod PA and are expected to meet or exceed such requirements for the remainder of its term. The McLeod PA is terminated, is of no further force and effect, and all obligations and rights of QCC and McLeod, and each of them, under the McLeod PA are terminated.

          (c)  All of the respective rights, obligations and covenants of QCC and McLeod under the SA shall be deemed to have been, and have been, honored, fulfilled or performed as the case may be and the SA shall terminate effective June 30, 2002.

        3.    In consideration of the payments, covenants, agreements and commitments contained herein, QCC releases, acquits, holds harmless and forever discharges McLeod, its officers, directors, employees, agents, attorneys, successors, assigns, parents, subsidiaries, affiliates, shareholders, partners, insurance companies and bonding companies and each of their directors, officers, agents, attorneys employees and representatives (collectively "McLeod Released Parties") from any and all claims, demands, damages, disputes, actions, causes of action, suits, debts, duties, losses, and obligations of any kind or nature whatsoever, known or unknown, which it has, had or may have that accrued prior to and including June 30, 2002 ("Cut-Off Date") (collectively "QCC Claims") against the McLeod Released Parties, or any of them, including without limitation, QCC Claims arising by reason of, related to, or under: (i) the Qwest PA, (ii) the McLeod PA, (iii) the SA, (iv) the Billing Disputes, (v) the services provided to or obtained from McLeod and payments made to or received from McLeod, (vi) federal and state antitrust laws, (vii) federal and state statutes and administrative rules and regulations, (viii) the Communications Act of 1934, as amended, and (ix) federal and state tariffs; provided, however, the foregoing general release specifically excludes the following: (A) the McLeod Excluded Claims as defined and limited in Section 4 below, and (B) claims by QCC with respect to usage, rates and other billing matters for switched access billed to QCC by McLeod in an amount not to exceed Seven Hundred Twenty-five Thousand, Six Hundred Dollars and No/100 ($725,600.00).

        4.    In consideration of the payments, covenants, agreements and commitments contained herein, McLeodUSA Telecommunications Services, Inc., on behalf of itself and the entities listed on Schedule I hereto (collectively "McLeod Releasing Parties") releases, acquits, holds harmless, and forever discharges QCC, its officers, directors, employees, agents, attorneys, successors, assigns, parents, subsidiaries, affiliates, shareholders, partners, insurance companies and bonding companies and each of their directors, officers, agents, attorneys employees and representatives other than Qwest Corporation and its controlled affiliates (collectively "QCC Released Parties") from any and all claims, demands, damages, disputes, actions, causes of action, suits, debts, duties, losses and obligations of any kind or nature whatsoever, known or unknown, which any of them has, had or may have that accrued prior to and including the Cut-Off Date (collectively "McLeod Claims") against the QCC Released Parties, or any of them, including without limitation, claims arising by reason of or under: (i) the Qwest PA, (ii) the McLeod PA, (iii) the SA, (iv) the Billing Disputes, (v) the services provided to or obtained from QCC and payments made to or received from QCC, (vi) federal and state antitrust laws, (vii) federal and state statutes and administrative rules and regulations, (vii) the Communications Act of 1934, as amended, and (ix) federal and state tariffs; provided, however, the foregoing general release specifically excludes the following: (A) the McLeod Excluded Claims, as defined and limited below, and (B) defenses to claims by QCC with respect to usage, rates and other billing matters for switched access billed to QCC by McLeod in an amount not to exceed Seven Hundred Twenty-five Thousand, Six Hundred Dollars and No/100 ($725,600.00), if any.

        The "McLeod Excluded Claims" means McLeod Claims that (a) arise by reason of, related to, or under amounts billed by QCC to McLeod (but not including any amounts related to service quality performance) between January 1, 2001 and June 30, 2002, (b) arise in the normal course of business consistent with past dealings between McLeod on the one hand and QCC on the other hand (the "Ordinary Course"), (c) are set forth in one or more formal written dispute letters (the "Dispute Letters") submitted to QCC after the date hereof and no later than December 15, 2002, (d) shall not exceed One Million and No/100 Dollars ($1,000,000.00) in the aggregate with respect to the amount claimed by McLeod in the Dispute Letters and notwithstanding the amount, if any, ultimately recovered from QCC and (e) shall not exceed One Million and No/100 Dollars ($1,000,000.00) with respect to the amount, if any, ultimately recovered from QCC. McLeod shall be entitled to withdraw or modify McLeod Claims that it has made prior to the date hereof and the definitive statement of McLeod Excluded Claims shall be as set forth in the Dispute Letters, without regard to prior communications between the parties regarding such claims. The parties agree that the McLeod Excluded Claims will be resolved through the normal course dispute resolution process, consistent with the Ordinary Course.

        5.    The terms, conditions and provisions of this Agreement shall inure to the benefit of, and are binding upon, the respective successors and subsidiaries of QCC and the McLeod, and each of them.

        6.    QCC and McLeod each represents and warrants, and with respect to subsection (g) below McLeod represents and warrants, that:

          (a)  It has full authority and the present ability to perform all of its obligations under this Agreement;

          (b)  It has obtained all consents, approvals and authorizations required or necessary in order for it to perform all of its obligations under this Agreement;

          (c)  It has all requisite corporate and other legal power and authority to enter into and perform its obligations under this Agreement;

          (d)  It will comply with all applicable laws, rules, regulations and orders of all governmental agencies, bodies and other organizations in performing its obligations under this Agreement;

          (e)  Other than regulatory approvals and consents previously obtained, no consents, approvals, authorizations or notices from any third parties are required in connection with or for: (i) the performance of its obligations under this Agreement; (ii) the validity and enforceability of this Agreement; (iii) its execution, delivery and performance of its obligations under this Agreement.

          (f)    It has not assigned, sold or transferred its right, power or authority to execute and grant the releases and to enter into the covenants and agreements contained herein.

          (g)  Schedule I lists McLeodUSA Incorporated and all controlled affiliates of McLeodUSA Incorporated.

        7.    This Agreement constitutes the full, entire and complete understanding and agreement between QCC and McLeod and supersedes any prior understandings, agreements or representations, if any, whether written, oral or otherwise, that relate in any manner whatsoever to any of the subjects of this Agreement.

        8.    No term or condition of this Agreement, including without limitation, the terms and conditions of this paragraph, may be amended, modified or supplemented and no waivers or consents to departures from any of the terms and conditions of this Agreement shall be effective or of any force or effect other than as shall be set forth in and pursuant to a written instrument signed by both QCC and McLeod. No waiver by either party of any default, misrepresentation or breach of any term or condition of this Agreement, whether intentional or otherwise, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of any term or condition of this Agreement or in any manner affect any rights arising by reason of any such prior or subsequent default, misrepresentation or breach.

        9.    This Agreement shall be interpreted and construed in accordance with the laws of the state of New York. This Agreement has been jointly drafted by QCC and McLeod and shall not be interpreted in favor of or against either QCC or McLeod.

        10.  QCC and McLeod have each sought and obtained advice of counsel in negotiating and entering into this Agreement.

        11.  Any claim, controversy or dispute arising by reason of or under this Agreement, including its enforceability, formation or existence, shall be resolved by means of private, confidential arbitration before a single arbitrator conducted in Denver, Colorado, if initiated by McLeod and in Cedar Rapids, Iowa, if initiated by QCC, under the then-current Commercial Arbitration rules of the American Arbitration Association. The arbitrator shall be an attorney engaged in the practice of law and knowledgeable about telecommunications law and services. The arbitrator shall not have the authority to award punitive or exemplary damages. The arbitrator's decision shall be final and binding and may be entered in and judgment enforced by any court having jurisdiction. The parties shall each bear their own costs and attorneys' fees, but shall share equally the fees and expenses of the arbitrator.

        12.  Any notice to QCC or McLeod required or permitted under this Agreement shall be in writing and shall be personally served, delivered by Certified US Mail or by a courier service. Upon prior agreement of QCC's and McLeod's designated recipients listed below, such notice may also be provided by facsimile. Any notice shall be delivered using one of the aforementioned means and shall be directed as indicated below:

If to QCC:	Qwest Communications Corporation Attention: Legal Department 1801 California Street, Suite 5100 Denver, Colorado 80202 Tel: 303/672-2700 Fax: 303/295-7046
If to McLeod:	McLeodUSA Attention: Law Group McLeodUSA Technology Park 6400 C Street SW P.O. 3177 Cedar Rapids, IA 52406-3177 Tel: 319/790-7775 Fax: 319/790-7901

        13.  QCC and McLeod acknowledge and agree that they have legitimate disputes regarding the subject matter of this Agreement and that the resolutions of these disputes embodied in this Agreement represent compromises of the positions of each of them. Accordingly, QCC and McLeod deny any wrongdoing or liability that each alleges against the other and expressly acknowledge and agree that the resolutions contained in this Agreement may not and cannot be used against the other in any manner whatsoever in any forum, other than in respect of a breach of this Agreement. Further, QCC and McLeod acknowledge and agree that this Agreement does not constitute an admission by either of them of the truth, accuracy or merit of any fact, asserted principle of law, any matter, claim or cause of action alleged or asserted in any judicial, regulatory or other forum, whether past, present or future, relating to the subject matter of this Agreement. This Agreement does not constitute an admission with respect to the appropriateness or legality of any charges, billed or unbilled, whether paid or unpaid, nor does it constitute an ongoing term or condition of any interconnection agreement or otherwise. Nothing contained herein shall be construed or interpreted to preclude representatives of QCC or McLeod from responding to legal process in connection with the subject matter of this Agreement; provided, that any such responding party shall provide prompt notice of any such response to the other party.

        14.  Either party may, in its discretion and upon notice to the other party, provide a copy of this agreement to any state public utility commission or the Federal Communications Commission.

        15.  This Agreement may be executed by facsimile and in multiple counterparts, each of which shall be deemed an original, but all of which shall be deemed one and the same document.

        IN WITNESS THEREOF, QCC and McLeod have caused this Agreement to be executed and delivered as of the day first set forth above.

Qwest Communications Corporation		McLeodUSA Telecommunications Services, Inc.
By:	/s/ KELLY S. CARTER	By:	/s/ STEPHEN C. GRAY
Name:	Kelly S. Carter	Name:	Stephen C. Gray
Title:	Vice President Finance & Tax	Title:	President

Schedule I

McLeodUSA Incorporated

McLeodUSA Holdings,

McLeodUSA Telecommunications Services, Inc.

McLeodUSA Market Response, Inc.

Consolidated Market Response, Inc.

McLeodUSA Network Services, Inc.

McLeodUSA Purchasing, L.L.C.

McLeodUSA Integrated Business Systems, Inc.

McLeodUSA Public Services, Inc.

McLeodUSA Information Services, Inc.

Illinois Consolidated Telephone Company

Midwest Cellular Associates

CapRock Communications Corp.

CapRock Telecommunications Corp.

CapRock Fiber Network, Ltd.

CapRock Telecommunications Leasing Corp.

CapRock Design Services, L.P.

CapRock Network Services, L.P.

Intelispan, Inc.

Devise Associates, Inc.

McLeodUSA Telecom Development, Inc.

McLeodUSA Community Telephone, Inc.

Dakota Community Telephone, Inc.

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  Exhibit 10.2